CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Nine Months Ended Sep 30,       Three Months Ended Sep 30,

     (in thousands, except per share amounts)                    1995           1994              1995           1994

     Primary Earnings Per Share

     Reconciliation of net income (loss) per Statements
          of Operations to amoount used in primary
          per share computation:
               Net loss                                           ($699)      ($1,033)            ($213)         ($621)
               Preferred dividend requirement                      (307)         (314)             (102)          (104)
               Accretion in carrying value of preferred             (27)          (27)               (9)            (9)
               Net loss, as adjusted                            ($1,033)      ($1,374)            ($324)         ($734)

     Reconciliation of weighted average number of shares
          outstanding to amount used in primary earnings
          share computation:
               Weighted average number of common shares
                    outstanding                                   2,648         2,723             2,620          2,700
               Add weighted average number of shares
                    from assumed exercise of stock
               Weighted average number of shares of
                    Stock and equivalents outstanding             2,648         2,723             2,620          2,700
     Net loss per common and common equivalent share             ($0.39)       ($0.51)           ($0.12)        ($0.27)

                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                              Nine Months Ended Sep 30,       Three Months Ended Sep 30,
     (in thousands, except per share amounts)                    1995           1994              1995           1994

     Fully Diluted Earnings Per Share

     Reconciliation of net income (loss) per Statements
          of Operations to amount used in fully diluted
          earnings per share computation:
               Net loss                                           ($699)      ($1,033)            ($213)         ($621)

     Reconciliation of weighted average number of shares outstanding, as adjusted, per primary computation on preceding page, to amount used in fully diluted earnings per share computation:


          Weighted average number of shares outstanding
                as adjusted per primary computation
                on preceding page                                2,648         2,723              2,620          2,700

          Add shares issuable from assumed conversion of
                8 1/2 % cumulative convertible preferred
                stock                                              713           715                713            713

          Weighted average number of shares of common
                stock and equivalents outstanding                3,361         3,438              3,333          3,413

     Fully Diluted Earnings Per Share                              *             *                 *              *

     * Anti-dilutive
/TABLE
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